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Wesco Announces Upcoming Retirement of Ted Dosch
PITTSBURGH, June 9, 2022/Business Wire/ -- WESCO International, Inc. (NYSE: WCC) announces the retirement of Mr. Theodore A. Dosch, Executive Vice President, Strategy and Chief Transformation Officer, effective August 5, 2022. Mr. Dosch has served in this position since June 2020 upon the completion of Wesco’s transaction with Anixter. He previously served as Anixter’s Executive Vice President – Finance and Chief Financial Officer.
John J. Engel, Wesco’s Chairman, President and CEO, stated, “We thank Ted for his many contributions to our successful integration of Wesco and Anixter over the last 24 months which will benefit our stakeholders for many years to come. We greatly appreciate Ted’s leadership and commitment to excellence, and we wish him and his family much enjoyment and many years of happiness during his well-deserved retirement.”
About Wesco
Wesco International (NYSE: WCC) builds, connects, powers and protects the world. Headquartered in Pittsburgh, Pennsylvania, Wesco is a FORTUNE 500® company with more than $18 billion in annual sales and a leading provider of business-to-business distribution, logistics services and supply chain solutions. Wesco offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs approximately 18,000 people, partners with the industry’s premier suppliers, and serves thousands of customers around the world, including more than 90% of FORTUNE 100® companies. With nearly 1,500,000 products, end-to-end supply chain services, and leading digital capabilities, Wesco provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. Wesco operates approximately 800 branches, warehouses and sales offices in more than 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

Contact Information
Investor Relations	Corporate Communications
Will Ruthrauff Director, Investor Relations 484-885-5648	Jennifer Sniderman Sr. Director, Corporate Communications 717-579-6603